                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of The
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 26, 2002

                                 CONCEPTUS, INC.

               (Exact name of registrant as specified in charter)

            Delaware                               000-27596                               97-3170244
(State or other jurisdiction of             (Commission file number)                   (I.R.S. employer
 incorporation or organization)                                                       identification no.)

                               1021 Howard Avenue
                              San Carlos, CA 94070
               (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (650) 802-7240

                         ------------------------------

ITEM 5.  OTHER EVENTS.

     On February 26, 2002, Conceptus, Inc. issued a press release announcing financial results for the three and twelve months ended December 31, 2001. Text of the press release follows:

SAN CARLOS, Calif. (February 26, 2002) - Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure Essure(TM), today announced financial results for the three and twelve months ended December 31, 2001. Highlights of the three months ended December 31, 2001 and recent weeks include:

o    FDA acceptance and closing of first module of PMA submission

o Submission of second PMA module - final PMA submission on track by end of second quarter 2002

o    Essure marketing approval in Canada

o    Establishment of sales networks in certain European countries and in Canada

For the 2001 fourth quarter, the Company reported a net loss of $5.3 million, or $0.34 per share, compared with a net loss of $6.1 million, or $0.53 per share, in the comparable period last year. Net sales for the fourth quarter of 2001 were $115,000, compared with no sales in the prior-year fourth quarter. Cost of sales and start-up manufacturing costs were $273,000 in the 2001 fourth quarter.

Research and development expenses were $2.2 million for the 2001 fourth quarter, compared with $4.7 million in the 2000 fourth quarter when the Company was completing patient enrollment in the Essure U.S. pivotal study. Selling, general and administrative expenses were $3.1 million in the fourth quarter, up from $1.8 million in the prior year's fourth quarter. The increase was related to sales and marketing activities as the Company recorded its third consecutive quarter of commercial sales of Essure in Australia, and began sales preparation activities in certain European countries and in Canada.

For the twelve months ended December 31, 2001, the Company posted a net loss of $18.1 million, or $1.33 per share, compared with a net loss of $14.5 million, or $1.37 per share, for 2000. The Company incurred lower research and development expenses during 2001, which were more than offset by increased selling, general and administrative expenses, and cost of sales and start-up manufacturing costs. The narrowing in loss per share is due to a larger number of shares outstanding owing to two equity financings during 2001.

Cash, cash equivalents and short-term investments were $33.8 million as of December 31, 2001, compared with $12.5 million as of December 31, 2000. During the fourth quarter of 2001, the Company completed a private placement of 2.3 million shares, raising gross proceeds of $30.8 million.

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

"The past year was a remarkable one for Conceptus, filled with many `firsts' as we laid the foundation for continued achievements and success for 2002 and beyond, all in efforts to bring the Essure product to the worldwide market," commented Steven Bacich, chief executive officer.

"Clearly the most important achievement has been the progress we have made on our U.S. regulatory pathway. Our first PMA module has been accepted and closed by the FDA and the second module was submitted earlier this month. Our final PMA is on track for submission by the end of the second quarter 2002. As a result, we are actively preparing for our expected upcoming launch in the U.S. with continued strong clinical data being reported in our clinical trials. To date, there have been no pregnancies reported in the Phase II and Pivotal studies of Essure, in which over 640 women have relied exclusively on the Essure device to prevent pregnancy, with over 100 of these women having relied on Essure for over two years. Although no method of contraception is expected to be 100% effective, data from these clinical studies amount to over 750 woman-years of effectiveness without a reported pregnancy. In addition, 99% of women followed to date continue to rate their satisfaction with Essure as `good to excellent.'"

"Last year, we made a key decision to market Essure directly in Australia in order to test the marketing and clinical training programs we hope to employ in the much larger North American and European markets," stated Steve Bacich. "We have been able to fine-tune our direct-to-consumer promotion programs, which are already very successful in generating consumer awareness and interest in Australia. As a result, our Direct-to-Consumer (DTC) program in most countries will include a specialty call-center for consumers, staffed by healthcare professionals, which has been proven to be a valuable adjunct to consumer adoption of new prescription drugs and medical devices. We have also been able to streamline our well-regarded physician-training program based upon the feedback from Australian physicians. And the lessons learned about the importance of the general practitioner (GP) in Australia as a "gatekeeper" to the utilization of advanced gynecological procedures will be directly applicable to many markets around the globe," he added.

In the last quarter, Conceptus employed a contract sales force to build awareness of Essure among Australian general practitioners. By the end of 2001, over 65% of GP's were aware of the Essure procedure and its benefits with a correspondingly high approval rating. In addition, after an initial focus on the private market, the Company has begun to market to public sector hospitals and expects to be active in ten large public hospitals in Australia over the next few months. Due to these efforts, several public hospitals in Australia have been awarded government grants for the express purpose of beginning an Essure Permanent Birth Control Program.

Conceptus previously announced regulatory approvals to market Essure in Europe and Canada. Independent distributors, with a franchise in gynecology, have been employed in Canada and several European countries.

"In Europe, we are off to a strong start," Bacich continued. "Our U.K. partner, who is exclusively distributing Essure, was the dominant supplier of sterilization products to the gynecological market in the U.K. with a 98% market share. We are accelerating our training seminars as we continue to roll out Essure across Europe. In Canada, where we have just initiated our efforts, we are already noting high interest from physicians and patients motivated by media exposure."

Commenting further, Mr. Bacich noted, "We have made a number of key executive hires this past year across certain departments of the Company. I am confident that these talented professionals will bring significant and immediate value to our company, and to women worldwide seeking an alternative to surgical tubal ligation."

PERMANENT BIRTH CONTROL

Surgical tubal ligation has become the most common form of birth control worldwide, despite the fact that it is invasive and costly. About 93% of the procedures in the U.S. are performed in a hospital or surgi-center under general anesthesia, requiring between four to five hours of hospital recovery time and an average of three to 10 days before returning to regular activities. An Essure procedure does not require cutting or penetrating the abdomen, and can be performed in a less costly procedure setting without general anesthesia. Accordingly, a woman is expected to average about 30 minutes for an Essure procedure and to return home about 45 minutes after the procedure is completed. 92% of Essure patients who were employed returned to work in one day or less, excluding the day of the procedure. Reliance on Essure does not involve taking drugs or hormones.

ABOUT CONCEPTUS

Conceptus, Inc. is developing Essure, an investigational medical device and procedure in the U.S., which is designed to provide a non-incisional alternative to tubal ligation, the leading form of contraception worldwide. Data from the United Nations show that worldwide, 33% of reproductive couples using contraception rely on surgical tubal ligation. Additionally, a survey performed by the United States Centers for Disease Control and Prevention indicates that surgical tubal ligation continues to be the most prevalent form of contraception in the United States, and that 35% of women age 35-44 have had a surgical tubal sterilization. An estimated 700,000 to 800,000 surgical tubal ligations are performed each year in the United States.

The Essure procedure is based on a unique and proprietary catheter delivery system for minimally invasive transcervical tubal access.

     Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, results of product development programs, and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, performance of independent distributors, delays by regulatory authorities, scientific advances by third parties, introduction of competitive products, as well as those factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and other filings with the Securities and Exchange Commission.

                           (Financial data to follow)

                                 Conceptus, Inc.
                Condensed Consolidated Statements of Operations
                    (In thousands, except per share amounts)


                                                         Three Months Ended           Twelve Months Ended
                                                             December 31,                  December 31,
                                                     --------------------------     --------------------------
                                                        2001            2000           2001            2000
                                                     ---------         --------     ---------         --------
Net sales                                            $     115         $     --     $     401         $     --

Operating expenses:
  Cost of sales and start-up manufacturing costs           273               --         1,456               --
  Research and development                               2,165            4,709         7,983           10,739
  Selling, general and administrative                    3,145            1,773         9,776            5,012
                                                     ---------         --------     ---------         --------
Total operating expenses                                 5,583            6,482        19,215           15,751
                                                     ---------         --------     ---------         --------
Operating loss                                          (5,468)          (6,482)      (18,814)         (15,751)
Recovery of legal defense costs                             --               73            --              586
Interest and other income, net                             195              260           740              712
                                                     ---------         --------     ---------         --------
Net loss                                             $  (5,273)        $ (6,149)    $ (18,074)        $(14,453)
                                                     =========         ========     =========         ========

Basic and diluted net loss per share                 $   (0.34)        $  (0.53)    $   (1.33)        $  (1.37)
                                                     =========         ========     =========         ========

Shares used in computing basic
  and diluted net loss per share                        15,443           11,681        13,561           10,559
                                                     =========         ========     =========         ========

                                 Conceptus, Inc.
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                             December 31,
                                                     --------------------------
                                                        2001            2000
                                                     ---------         --------
                                                         *                 *
Cash, cash equivalents and short-term investments    $  33,803         $ 12,493
Account receivable                                         247               --
Inventories                                              1,134               67
Other current assets                                       556               59
                                                     ---------         --------
Total current assets                                    35,740           12,619
Property and equipment, net                              1,658            1,153
Other assets                                               380              334
                                                     ---------         --------
Total assets                                         $  37,778         $ 14,106
                                                     =========         ========
Total liabilities                                    $   4,603         $  4,147
                                                     ---------         --------
Common stock                                           118,397           77,107
Accumulated deficit                                    (85,222)         (67,148)
                                                     ---------         --------
Stockholders' equity                                    33,175            9,959
                                                     ---------         --------
Total liabilities and stockholders' equity           $  37,778         $ 14,106
                                                     =========         ========

*  Derived from audited financial statements.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CONCEPTUS, INC.
                              (Registrant)


                              By:  /s/ Glen K. Furuta
                                  --------------------------------
                                       Glen K. Furuta
                                       Vice President, Finance & Administration
                                       and Chief Financial Officer

Dated:   February 28, 2002